Item 77C

The Fund held a special meeting of shareholders on August 18, 2010, for the purpose of considering and voting upon the following proposals:

The results of voting were as follows (by number of shares):

Proposal 1: For nominees to the Board of Directors

William J. Armstrong
  In Favor           157,351,451
  Withheld               395,968

John F. Finn
  In Favor      157,351,451
  Withheld          395,968

Dr. Matthew Goldstein
  In Favor       157,351,451
  Withheld           395,968

Robert J. Higgins
  In Favor       157,351,451
  Withheld           395,968

Frankie D. Hughes
  In Favor       157,351,451
  Withheld           395,968

Peter C. Marshall
  In Favor       157,351,451
  Withheld           395,968

Marilyn McCoy
  In Favor       157,351,451
  Withheld           395,968

William G. Morton, Jr.
  In Favor         157,351,451
  Withheld             395,968

Robert A. Oden, Jr.
  In Favor          157,351,451
  Withheld              395,968

Fergus Reid, III
  In Favor        157,351,451
  Withheld            395,968

Frederick W. Ruebeck
  In Favor         157,351,451
  Withheld             395,968

James J.Schonbachler
  In Favor         157,351,451
  Withheld             395,968

Leonard M. Spalding, Jr.
  In Favor          157,351,451
  Withheld              395,968

Proposal 2a: To approve a new investment management agreement with J.P. Morgan Investment Management Inc. to take effect on August 25, 2010. The proposal was approved and the new investment management agreement took effect on August 25, 2010.

  In Favor         157,104,034
  Against              643,385

Proposal 2b: To approve a new sub-advisory agreement between J.P. Morgan Investment Management Inc. and J.P. Morgan Private Investments Inc. to take effect on August 25, 2010. The proposal was approved and the new sub-advisory agreement took effect on August 25, 2010.

  In Favor        157,104,034
  Against             643,385